Exhibit 99.1
CONTACTS:
Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
February 18, 2011
Snyder’s-Lance, Inc. Reports Results for Full Year 2010
•	Completed Merger of Equals with Snyder’ s of Hanover, Inc. On December 6, 2010

•	Achieves full year Net Revenue of $980 million, a 7% increase over 2009, 5.5% excluding extra week

•	Reports 2010 full year earnings per diluted share of $1.09 excluding special items and the impact of the extra week

•	Reports 2010 full year earnings per diluted share of $0.07 including special items
Charlotte, NC, — February 18, 2011 — Snyder’s -Lance, Inc. (Nasdaq-GS: LNCE) today reported results of its fiscal year 2010. Financial results include the consolidation of Snyder’s of Hanover, Inc. from the date of the merger, December 6, 2010. Results for the quarter and full year 2010 reflect consolidated financials from that date and include a significant amount of special items related to the merger. The consolidation of Snyder’s of Hanover, Inc. contributed approximately $49 million in net revenue for the period, but did not impact EPS as incremental shares issued as a result of the merger offset the increase in net income.
Net revenues for the consolidated company for the year ended January 1, 2011, were $979.8 million, an increase of 7% over prior year net revenues of $918.2 million. The Company realized full year net income of $37.3 million excluding special items and the extra week, or $1.09 per diluted share, as compared to full year 2009 net income of $35.7 million, excluding special items, or $1.10 per diluted share. Net income including special items was $2.5 million for the full year 2010 compared to $35.0 million for 2009. Special items for 2010 included after tax expenses of $1.9 million associated with unsuccessful acquisition costs in the first quarter, $2.0 million related to a workforce reduction in the second quarter, $28.2 million associated with the merger with Snyder’s of Hanover, Inc., $1.5 million related to an insurance settlement, and $1.3 million related to the negative impact of the extra week in 2010. Special items for 2009 after tax expenses of $0.7 million related primarily to the Stella D’oro acquisition.
Consolidated fourth quarter 2010 net revenues were $285.1 million, an increase of 23% (18% excluding the extra week) compared to prior year fourth quarter net revenues of $231.1 million. Excluding the impact of the net sales of Snyder’s, net revenue was down 3% vs. last year. Fourth quarter 2010 net income was $9.4 million excluding special items as compared to $10.7 million, excluding special items, for the prior year. Net loss including special items was $19.4 million for the fourth quarter 2010 compared to fourth quarter 2009 net income including special items of $10.1 million.
Comments from Management
“We are extremely excited about the merger which has created Snyder’s-Lance, Inc., the most important development in the history of both companies,” commented David V. Singer, Chief Executive Officer. “We have largely completed our integration plan, including the transition of company owned routes to independent operators announced earlier this week, and execution is underway. We have excellent, dedicated people across all facets of our company and the experience and sense of urgency for our merger integration is remarkable. We expect to have announced all major organization and integration decisions by the end of February, at which point we can focus all our attention on executing the integration, and serving our customers. Although we are excited about the merger, we are disappointed in our financial results in the fourth quarter. Net Sales were well below our expectations, which drove lower than anticipated earnings. Now that our organizational announcements are behind us we are seeing better execution and sales performance. We plan to complete the vast majority of our integration by mid-2012. This will be a demanding year, but I am confident in our team to execute the integration and our day to day business so that Snyder’s-Lance will deliver the benefits that result from the synergies of the combined businesses.”
Insights for 2011 and 2012
We anticipate delivering a portion of our anticipated cost and revenue synergies in the back half of 2011 but most of our integration plan will not be completed until mid-2012. When synergies are fully realized, the benefits from integration and sales growth are expected to deliver 2.5% to 3.0% improvements in operating profit margins compared to 2010 proforma levels of approximately 6.0%. Through 2012, top line growth is anticipated to be in excess of 5% annualized, before the impact of conversion to an independent operator model and expected sku rationalization, on a consolidated proforma 2010 base of $1.58 billion. The growth will be driven by continued investment in our brands through innovation and advertising as well as expansion of distribution through our new national DSD network.
Overall 2011 performance is difficult to predict with accuracy as there will be many disruptive changes which will drive various costs and benefits as we transition to a combined business model. In addition, with escalating commodity prices, we are faced with significant cost increases that will require pricing actions beyond those already in place. As a result, the Company will not be providing specific revenue or EPS guidance for 2011.
Conference Call
Snyder’s-Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Friday, February 18, 2011 to discuss financial results. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on February 18th and midnight on February 25th. The replay telephone number is (800) 642-1687 for U.S. callers or (706) 645-9291 for international callers. The replay access code is 39931973. Investors may also access a web-based replay of the conference call at Snyder’s-Lance’s web site, www.lanceinc.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Snyder’s-Lance, Inc.’s website www.lanceinc.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Snyder’s-Lance’s Investor Relations home page.
About Snyder’s-Lance, Inc.
Snyder’s-Lance, Inc., headquartered in Charlotte, North Carolina, manufactures, markets and distributes snack foods throughout the United States and internationally. The company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under the Snyder’s of Hanover, Lance, Krunchers!, Cape Cod, Jays, Grande, Tom’s, Archway, O-Ke-Doke, and Stella D’oro brand names along with a number of private label and third party brands. Products are distributed widely through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels.

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include risks and business disruption from merger integration and the conversion of our distribution to independent operators, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, risks from large customers, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of our supply chain or information technology systems, changes in consumer preferences, food industry and regulatory factors, and interest rate and foreign exchange rate risks, as well as those that have been discussed in our most recent Form 10-K and subsequent Forms 10-Q and other reports filed with the Securities and Exchange Commission including the form S-4.

SNYDER’S -LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended		Fiscal Year Ended
	January 1,	December 26,	January 1,	December 26,
	2011	2009*	2011	2009*

Net revenue	$285,118	$231,097	$979,835	$918,163
Cost of sales	182,229	138,139	601,015	549,119

Gross margin	102,889	92,958	378,820	369,044

Selling, general and administrative	123,111	76,592	359,629	310,588
Other expense, net	3,103	521	7,108	1,774

(Loss)/earnings before interest and income taxes	(23,325)	15,845	12,083	56,682

Interest expense, net	1,358	834	3,921	3,351

(Loss)/income before income taxes	(24,683)	15,011	8,162	53,331

Income tax (benefit)/expense	(5,309)	4,890	5,631	18,303

Net (loss)/income	(19,374)	$10,121	$2,531	$35,028

Net income attributable to non-controlling interests	19	—	19	—

Net (loss)/income — attributable to Snyder’s-Lance, Inc.	$(19,393)	$10,121	$2,512	$35,028

Basic (loss)/earnings per share	$(0.48)	$0.32	$0.07	$1.11
Weighted average shares outstanding — basic	40,164,000	31,683,000	34,128,000	31,565,000

Diluted (loss)/earnings per share	$(0.48)	$0.31	$0.07	$1.08
Weighted average shares outstanding — diluted	40,164,000	32,655,000	34,348,000	32,384,000

Cash dividends declared per share, including special dividend of $3.75 per share in 2010	$3.91	$0.16	$4.39	$0.64

*	2009 cost of sales and income tax amounts have been revised to reflect the change in accounting for certain inventories previously on the LIFO method to the FIFO method.

SNYDER’S-LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	January 1,	December 26,
	2011	2009 *
ASSETS

Assets:
Cash and cash equivalents	$27,877	$5,418
Accounts receivable, net of allowances	128,556	87,172
Inventories	96,936	63,873
Other current assets	70,398	26,242

Total current assets	323,767	182,705
Fixed assets, net of accumulated depreciation	336,673	225,981
Goodwill and other intangibles, net	783,860	126,063
Other noncurrent assets	18,056	5,365

Total assets	$1,462,356	$540,114

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities and Equity:
Accounts payable	$39,938	$29,777
Other payables and accrued liabilities	95,564	66,589
Current portion of long-term debt	57,767	—

Total current liabilities	193,269	96,366
Long-term debt	227,462	113,000
Other noncurrent liabilities	205,010	52,238
Stockholders’ equity	836,615	278,510

Total liabilities and stockholders’ equity	$1,462,356	$540,114

*	2009 inventories, other current assets and stockholders’ equity amounts have been revised to reflect the change in accounting for certain inventories previously on the LIFO method to the FIFO method.

SNYDER’S-LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Fiscal Year Ended
	January 1,	December 26,
	2011	2009

Operating activities
Net income	$2,531	$35,028
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	40,100	35,211
Stock-based compensation expense	19,524	7,472
Provision for doubtful accounts	2,649	936
Loss on sale of fixed assets	682	702
Impairment of long-lived assets	584	—
Deferred Income Taxes	18,228	2,828
Changes in operating assets and liabilities	(39,854)	(12,900)

Net cash provided by operating activities	44,444	69,277

Investing activities
Purchases of fixed assets	(33,347)	(40,737)
Proceeds from sale of fixed and intangible assets, and assets held for sale	2,731	765
Business combinations, net of cash acquired	96,336	(23,911)

Net cash used in investing activities	65,720	(63,883)

Financing activities
Dividends paid	(142,458)	(20,410)
Issuances of common stock	13,102	4,240
Repurchases of common stock and net-settlement of restricted stock units	(6,519)	(127)
Proceeds from new credit facilities	69,000	—
Net (repayments)/proceeds on existing credit facilities	(21,238)	15,000

Net cash used in financing activities	(88,113)	(1,297)

Effect of exchange rate changes on cash	408	514

Increase in cash and cash equivalents	22,459	4,611
Cash and cash equivalents at beginning of period	5,418	807

Cash and cash equivalents at end of period	$27,877	$5,418

Non-cash investing and financing activities:
Common stock and options issued for business acquisitions	$676,211	$—

Supplemental information:
Cash paid for income taxes, net of refunds of $23 and $159, respectively	$12,208	$13,763
Cash paid for interest	$6,391	$3,515

*	2009 net income, deferred income taxes and changes in operating assets and liabilities have been revised to reflect the change in accounting for certain inventories previously on the LIFO method to the FIFO method.

SNYDER’S-LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)
Quarter Ended January 1, 2011

		Per Diluted
	Net of Tax	Share

Net loss attributable to Snyder’s-Lance, Inc.	$(19,393)	$(0.48)

Costs related to merger	25,995	0.65
Costs related to insurance settlement	1,466	0.03
Impact of 53rd week	1,337	0.03

Net income, excluding special items *	$9,405	$0.23

*	Quarter includes $10,079 adjustment for income taxes
Fiscal Year Ended January 1, 2011

		Per Diluted
	Net of Tax	Share

Net income attributable to Snyder’s-Lance, Inc.	$2,512	$0.07

Costs related to merger	28,162	0.83
Costs related to insurance settlement	1,466	0.04
Impact of 53rd week	1,337	0.04
Employee termination costs from workforce reduction	1,958	0.06
Unsuccessful bid for targeted acquisition	1,930	0.05

Net income, excluding special items **	$37,365	$1.09

**	Fiscal year includes $13,076 adjustment for income taxes

SNYDER’S-LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)
Quarter Ended December 26, 2009

		Per Diluted
	Net of Tax	Share

Net income attributable to Snyder’s-Lance, Inc.*	$10,121	$0.31
Stella D’oro integration related charges	599	0.02

Net income, excluding special items	$10,720	$0.33
Fiscal Year Ended December 26, 2009

		Per Diluted
	Net of Tax	Share

Net income attributable to Snyder’s-Lance, Inc. *	$35,028	$1.08
Stella D’oro integration related charges	747	0.02

Net income, excluding special items	$35,775	$1.10

*	2009 net income has been revised to reflect the change in accounting for inventory for certain inventories previously on the LIFO method to the FIFO method.